UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

INC RESEARCH HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The following document was distributed to INC Research Holdings, Inc.’s global leadership in connection with the proposed merger:

Dear Leadership Team:

Along with our first quarter earnings results, we will announce shortly after 6:00 a.m. Eastern Time this morning that INC Research will join forces with inVentiv Health to create a leading global biopharmaceutical solutions organization.

Together, INC Research and inVentiv will create the second largest biopharmaceutical outsourcing provider, one of the Top 3 Contract Research Organizations (“CRO”) and the largest Contract Commercial Organization (“CCO”) by net revenue, focused on creating value for customers, patients, physicians, payers and employees. Our combined clinical scale, therapeutic depth and expertise will allow the combined organization to partner with biopharmaceutical companies of all sizes to navigate an increasingly complex biopharmaceutical development and commercialization environment.

As leaders of INC Research, you will play an important role in helping our employees understand the benefits of this strategic combination and what it means for our future. To ensure you are familiar with the merger and are able to address employee questions, I ask that you familiarize yourself with the following attached materials:

•	Merger press release

•	Employee letter and FAQ

•	Customer letter, talking points and customer communication guidelines

INC Research will be communicating directly to employees and customers this morning ET and making available various support materials.

Expectations and Goals

It is important to set the right tone from the outset. Keep in mind that how you discuss our merger with inVentiv will affect how our employees view it. Please stay positive and forward-looking. Please keep in mind that today is only day one, and this is just the first step toward bringing our companies together.

As you familiarize yourself with the communications materials, please keep in mind:

•	During this period, it is important that we speak with one voice. Consistent with our existing policy, if you receive any inquiries from the media, investors, analysts or shareholder groups, please do not comment, and forward such inquiries to Lori Dorer, Senior Director, Corporate Communications at +1 919 745 2890 (Media inquiries) or Ronnie Speight, Vice President, Investor Relations, at +1 919 745-2745 (Investor/Analyst inquiries).

•	The communications linked to in this communication have been approved by legal counsel and may be filed with the SEC. Therefore, it is important that you do not add to or alter these materials or any other communications you may receive in the future regarding this announcement.

•	Be sensitive to employees’ needs and be empathetic to their concerns, but please do not offer your own or share your opinion about the merits of the merger – you are a leader and represent the Company in this context.

•	This could be an time of uncertainty for some employees. Please encourage employees to remain focused on their day-to-day responsibilities and ongoing work.

Key Messages/Talking Points

To assist you in discussing the transaction, below are some key messages that we suggest emphasizing. Please discuss the facts as they were announced – do not improvise or deviate from the messages in the materials.

What We Announced

•	As Alistair stated in today’s release, today marks a significant milestone for INC Research. We announced that INC Research will combine with inVentiv Health, creating a leading global biopharmaceutical solutions organization.

•	inVentiv is a leading, privately held, global CRO and Contract Commercial Organization.

•	Its CRO capability includes multiple delivery models that span full service, functional service provider (“FSP”) and hybrid. The commercial, or CCO capabilities, include selling solutions, communications, consulting and medication adherence.

•	inVentiv is an ideal partner for INC Research and will expand our global presence in important strategic geographies such as Asia/Pacific – specifically Japan and China – where there is significant opportunity for growth. We will have more than 2,500 clinical employees in the AsiaPAC region, including approximately 400 in Japan, where we will be a Top 3 global CRO.

•	The combination will create a leading global biopharmaceutical solutions organization with a full suite of clinical and commercialization services to address the needs of biopharmaceutical companies, patients, physicians, payers and employees.

•	In addition, our merger with inVentiv joins two strong organizations with complementary businesses and a shared dedication to making the world a better place by bringing new therapies to patients.

•	INC Research‘s strong relationships and expertise providing services to small and mid-sized biopharmaceutical companies, combined with inVentiv’s relationships with large biopharma, including all of the top 20, will create a complementary and diversified customer base with leadership in large, mid-sized and small biopharma.

•	During the first few months of 2017, we’ve made good progress executing on our strategy to reaccelerate growth – Dominate what’s ours, broaden our strategic offering and leverage new value chains, aggressively pursue the “game changer,” and focus on top 50 pharma and win “the big ones.”

•	The new organization’s combined clinical scale, therapeutic depth and expertise will allow it to partner with biopharmaceutical companies of all sizes to navigate an increasingly complex biopharmaceutical development and commercialization environment.

What This Means for Employees

•	Following the close of the transaction, Alistair Macdonald will serve as Chief Executive Officer of the combined company and Greg Rush will serve as Chief Financial Officer.

•	In addition, the Board of Directors of the combined company will consist of 10 directors, with five directors designated by INC Research, including Alistair, and with five directors designated by inVentiv, and Michael Bell, Chief Executive Officer of inVentiv, serving as Executive Chairman of the Board.

•	The combined company will maintain our commitment to our new headquarters building, currently under construction in Perimeter Park, in Raleigh, North Carolina.

•	Globally, the combined company will have more than 22,000 employees spanning more than 60 countries, and will serve customers in more than 110 countries.

Next Steps

•	This announcement is without question a significant milestone for us; however, it is important to remember that it is just the first step toward bringing our companies together.

•	Until the transaction closes, which we expect to occur in the second half of 2017, we will continue to operate as separate, independent companies.

•	It remains business as usual. Encourage employees to remain focused on their day-to-day responsibilities.

•	In the coming weeks, we will establish with inVentiv a team comprising members from both of our companies who will develop a detailed and thoughtful integration plan and determine how best to bring our companies together.

•	Both companies have successfully integrated acquisitions, and we plan to leverage our experience to ensure a smooth transition over the coming months.

Closing

•	Remind employees that INC Research is the great Company it is today because of their hard work.

•	Although change can be challenging in the short-term, this merger will strongly position us for the future and allow us to remain relevant for our customers and their needs in a rapidly changing healthcare environment.

•	We look forward to building on INC Research’s success together to take the Company to the next level.

Investor Webcast / Town Hall Video Webcast

Today there will be an Analyst / Investor Call and webcast at 8:00 a.m. ET to review the transaction along with our first quarter financial results. A replay will be available following the call.

Tomorrow, Thursday, May 11, we will conduct an Employee Town Hall at 9:00 a.m. ET at PNC Arena in Raleigh. This meeting will be video webcast live so all locations can participate as appropriate based on time zone. In this meeting, we will explain the details and benefits of the transaction and address employee questions.

Hard Questions

PLEASE NOTE: It’s always okay to acknowledge that we don’t yet have all of the answers. You will likely receive many questions that you will not be able to answer directly. Please use this answer in those situations:

“That’s a great question and I understand why knowing the answer is important to you. At this point, we’re very early in the process; there’s a lot of work ahead that both companies need to do. We will provide updates to employees as additional details are available.”

Additionally, below we have included a few of the questions you may receive from employees.

Closing Thoughts

This transaction is a significant milestone for INC Research and was made possible in part by your dedication and hard work. I’m enthusiastic about our future and truly appreciate all you do for INC Research each and every day. We will be communicating with you moving forward and will provide updates on progress, as appropriate.

Regards,

Alistair Macdonald, CEO

Top Leadership Q&A

1.	Why are we combining with inVentiv?

•	inVentiv is a leading, privately held, global CRO and CCO headquartered in Boston, Massachusetts.

•	Its CRO capability includes multiple delivery models that span full service, functional service provider (“FSP”) and hybrid. The commercial, or CCO capabilities, include selling solutions, communications, consulting and medication adherence. This combination speaks to what our customers need today.

•	inVentiv has relationships with large biopharma, including all of the top 20.

•	inVentiv has 15,200 employees providing services to clients in 90 countries and has worked with approximately 80 percent of drugs approved over last five years, between Clinical and Commercial.

•	We believe inVentiv is an ideal partner for INC Research and that this combination will enable us to expand our global presence in important strategic geographies such as Asia/Pacific and specifically Japan, where there is significant opportunity for growth as we work to become “CRO of Choice.”

2.	What does this mean for me?

•	This announcement is without question a significant milestone for us; however, it is just the first step toward bringing our companies together.

•	Until the transaction closes, which we expect to occur in the second half of 2017, we will continue to operate as separate, independent companies. It remains business as usual, and I ask that you remain focused on your day-to-day responsibilities – winning new projects and delivering for our customers.

•	In the coming weeks, we will establish with inVentiv a team comprising members from both of our companies who will develop a detailed and thoughtful integration plan and determine how best to bring our companies together. Both companies have a history of successfully integrating acquisitions, and we plan to leverage our experience to ensure a smooth transition over the coming months.

3.	How will this transaction affect salaries / bonuses / benefits / paid time off?

•	Until the transaction closes, your pay and benefits will remain the same, although, consistent with past practice, there may be changes to both on an annual basis and as we continue to periodically review and update our compensation programs. Any accrued paid time off will be maintained.

•	Please keep in mind that today is only day one, and there are still a lot of details that need to be worked out. We are committed to providing updates as soon as we are able, and we appreciate your patience.

4.	Who will lead the combined company?

•	Alistair Macdonald will serve as Chief Executive Officer of the combined company and Greg Rush will serve as Chief Financial Officer.

•	In addition, the Board of Directors of the combined company will consist of 10 directors, with five directors designated by INC Research, including Alistair Macdonald, and with five directors designated by inVentiv, and Michael Bell, Chief Executive Officer of Inventiv, will serve as Executive Chairman of the Board.

5.	What will happen to INC Research’s name and brand?

•	It is our goal to make a decision on the name for the new company prior to the closing of the merger. This will follow a comprehensive brand development process.

•	Please keep in mind that today is only day one, and there are still a lot of details that need to be worked out.

6.	What can employees expect between now and closing?

•	Until the transaction closes, which we expect to occur in the second half of 2017, we will continue to operate as separate, independent companies. It remains business as usual. We ask that you remain focused on your day-to-day responsibilities – winning new projects and delivering for customers.

•	We will continue to provide you with updates as additional details are available. A special page has been established on incConnect to serve as a repository for merger communications and to share new information.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed transaction or the anticipated benefits thereof, including, without limitation, future financial and operating results. INC Research cautions readers that these and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to risks and uncertainties related to (i) the ability to obtain shareholder and regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction, (ii) the risk that a condition to closing of the merger may not be satisfied; (iii) the ability of INC Research and inVentiv to integrate their businesses successfully and to achieve anticipated synergies, (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (v) potential litigation relating to the proposed transaction that could be instituted against INC Research, inVentiv or their respective directors, (vi) possible disruptions from the proposed transaction that could harm INC Research’s and/or inVentiv’s business, including current plans and operations, (vii) the ability of INC Research or inVentiv to retain, attract and hire key personnel, (viii) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect INC Research’s or inVentiv’s financial performance, (x) certain restrictions during the pendency of the merger that may impact INC Research’s or inVentiv’s ability to pursue certain business opportunities or strategic transactions, (xi) continued availability of capital and financing and rating agency actions, (xii) legislative, regulatory and economic developments and (xiii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement that will be filed with the Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the proxy statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on INC Research’s or inVentiv’s consolidated financial condition, results of operations, credit rating or liquidity. Unless legally required, INC Research does not assume any obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving INC Research and inVentiv. In connection with the proposed transaction, INC Research will file with the Securities and Exchange Commission a proxy statement and will mail the proxy statement to its shareholders. Shareholders are encouraged to read the proxy statement regarding the proposed transaction in its entirety when it becomes available and before making any voting decision as it will contain important information about the transaction. Shareholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings made by INC Research regarding INC Research, inVentiv, and the proposed transaction, without charge, at the Securities and Exchange Commission’s website (http://www.sec.gov) or at INC Research’s website (investor.incresearch.com).

Participants in the Solicitation

INC Research and its respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from INC Research’s shareholders with respect to the special meeting of shareholders that will be held to consider and vote upon the approval of the share issuance and the proposed transaction. Information regarding the officers and directors of INC Research is included in its Annual Report on Form 10-K for the year ended Dec. 31, 2016, and INC Research’s notice of Annual Meeting of Shareholders and Proxy Statement, which were filed with the Securities and Exchange Commission on April 13, 2017. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, which may be different than those of INC Research’s shareholders generally, will be contained in the proxy statement (when filed) and other relevant materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction. This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.